Exhibit 21
SPHERIS INC.
Subsidiaries
Spheris Inc. conducts its operations through its direct and indirect wholly owned subsidiaries:
1.      Spheris Operations LLC
2.      Spheris Leasing LLC
3.      Spheris Canada Inc.
4.      Spheris, India Private Limited
5.      Vianeta Communications